Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution

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(In thousands, except per share data)                  2000          1999          1998
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
Weighted average number of common
  shares outstanding - basic                         36,410        38,588        41,797

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                              526           606           727
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Weighted average number of common
  shares outstanding - diluted                       36,936        39,194        42,524
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Net income                                          $79,779       $76,088       $73,396

Basic earnings per share                              $2.19         $1.97         $1.76

Diluted earnings per share                             2.16          1.94          1.73
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